Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN COASTAL INSURANCE CORPORATION REPORTS FINANCIAL RESULTS

FOR ITS FIRST QUARTER ENDED MARCH 31, 2026

Company to Host Quarterly Conference Call at 5:00 P.M. ET on May 5, 2026

The information in this press release should be read in conjunction with an earnings presentation that is available on the Company's website at investors.amcoastal.com/events-and-presentations.

St. Petersburg, FL - May 5, 2026: American Coastal Insurance Corporation (Nasdaq: ACIC) ("ACIC" or the "Company"), a property and casualty insurance holding company, today reported its financial results for the first quarter ended March 31, 2026.

($ in thousands, except for per share data)	Three Months Ended March 31,
	2026	2025	Change
Gross premiums written	$149,395	$197,852	(24.5)%
Gross premiums earned	141,134	162,101	(12.9)%
Net premiums earned	65,611	68,272	(3.9)%
Total revenue	71,224	72,202	(1.4)%
Income from continuing operations, net of tax	19,254	19,711	(2.3)%
Income from discontinued operations, net of tax	—	1,637	NM
Consolidated net income	$19,254	$21,348	(9.8)%
Net income available to ACIC stockholders per diluted share
Continuing Operations	$0.39	$0.40	(2.5)%
Discontinued Operations	—	0.03	NM
Total	$0.39	$0.43	(9.3)%

Reconciliation of net income to core income:
Plus: Non-cash amortization of intangible assets	$610	$609	0.2%
Less: Income from discontinued operations, net of tax	—	1,637	NM
Less: Net realized gains on investment portfolio	6	1,382	(99.6)%
Less: Unrealized gains (losses) on equity securities	528	(1,963)	NM
Less: Net tax impact (1)	16	250	(93.6)%
Core income(2)	19,314	20,651	(6.5)%
Core income per diluted share (2)	$0.39	$0.42	(7.1)%

Book value per share	$6.86	$5.40	27.1%

NM = Not Meaningful

(1) In order to reconcile net income to the core income measures, the Company included the tax impact of all adjustments using the 21% federal corporate tax rate.

(2) Core income and core income per diluted share, both of which are measures that are not based on generally accepted accounting principles ("GAAP"), are reconciled above to net income and net income per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1

Comments from President & Chief Executive Officer, B. Bradford Martz:

“I’m pleased to report another profitable quarter for American Coastal. Our 66.0% combined ratio and 68.3% underlying combined ratio remain in line with our targets. More importantly, these ratios were consistent year-over-year, leading us to consistent earnings throughout the market cycle.

While the commercial market continues through a soft cycle, periods like these create opportunities for carriers with discipline, patience, and a long-term view of value creation. We are being deliberate about where and how we deploy capital through selective partnerships, targeted classes of commercial property business, and leaning into AI in ways that will strengthen our competitive position without compromising underwriting standards. Our focus remains on building value through specialization, talent, and prudent risk selection so that American Coastal can successfully navigate a very dynamic marketplace.”

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended March 31,
	2026	2025
Income from continuing operations, net of tax	$19,254	$19,711
Return on equity based on GAAP income from continuing operations, net of tax (1)	24.5%	32.7%

Income from discontinued operations, net of tax	$—	$1,637
Return on equity based on GAAP income from discontinued operations, net of tax (1)	—%	2.7%

Consolidated net income	$19,254	$21,348
Return on equity based on GAAP net income (1)	24.5%	35.4%

Core income	$19,314	$20,651
Core return on equity (1)(2)	24.6%	34.2%

(1) Return on equity for the three months ended March 31, 2026 and 2025 is calculated on an annualized basis by dividing the net income or core income for the period by the average stockholders' equity for the trailing twelve months.

(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core income, which is reconciled on the first page of this press release to net income, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended March 31,
	2026	2025	Change

Loss ratio, net(1)	15.6%	16.7%	(1.1)	pts
Expense ratio, net(2)	50.4%	48.3%	2.1	pts
Combined ratio (CR)(3)	66.0%	65.0%	1.0	pts
Effect of current year catastrophe losses on CR	0.2%	—%	0.2	pts
Effect of prior year favorable development on CR	(2.5)%	(3.2)%	0.7	pts
Underlying combined ratio(4)	68.3%	68.2%	0.1	pts

(1) Loss ratio, net, is calculated as losses and loss adjustment expenses ("LAE"), net of losses ceded to reinsurers, relative to net premiums earned.

(2) Expense ratio, net, is calculated as the sum of all operating expenses, less interest expense relative to net premiums earned.

(3) Combined ratio is the sum of the loss ratio, net, and expense ratio, net.

(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

	Three Months Ended March 31,
	2026	2025	Change
Net loss and LAE	$10,243	$11,389	$(1,146)
% of Gross earned premiums	7.3%	7.0%	0.3	pts
% of Net earned premiums	15.6%	16.7%	(1.1)	pts
Less:
Current year catastrophe losses	$114	$—	$114
Prior year reserve favorable development	(1,666)	(2,194)	528
Underlying loss and LAE (1)	$11,795	$13,583	$(1,788)
% of Gross earned premiums	8.4%	8.4%	—	pts
% of Net earned premiums	18.0%	19.9%	(1.9)	pts

(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

	Three Months Ended March 31,
	2026	2025	Change
Policy acquisition costs	$22,393	$23,466	$(1,073)
General and administrative	10,703	9,506	1,197
Total operating expenses	$33,096	$32,972	$124
% of Gross earned premiums	23.5%	20.3%	3.2	pts
% of Net earned premiums	50.4%	48.3%	2.1	pts

Exhibit 99.1

Quarter to Date Financial Results

Net income for the first quarter ended March 31, 2026 was $19.3 million, or $0.39 per diluted share, compared to net income of $21.3 million, or $0.43 per diluted share, for the first quarter ended March 31, 2025. The primary driver of the change in net income during the first quarter of 2026 was the Company's discontinued operations in 2025 which generated net income of $1.6 million. The Company divested these operations in 2025.

The Company's total gross written premium decreased by $48.5 million, or 24.5%, to $149.4 million for the first quarter ended March 31, 2026, from $197.9 million for the first quarter ended March 31, 2025. Gross premiums earned decreased $21.0 million, or 13.0%, to $141.1 million for the first quarter ended March 31, 2026 from $162.1 million for the first quarter ended March 31, 2025. These changes can be attributed to increased competition and a decrease of 24% in our net pricing year-over-year as the market softens. Ceded premiums earned decreased $18.3 million, or 19.5%, to $75.5 million for the first quarter ended March 31, 2026 from $93.8 million for the first quarter ended March 31, 2025. The breakdown of the quarter-over-quarter changes in these premiums is shown in the table below. More detail regarding the Company's ceded premiums can be seen in the "Reinsurance Costs as a Percentage of Gross Earned Premium" section below.

($ in thousands)	Three Months Ended March 31,
	2026	2025	Change $	Change %
Gross premiums written	$149,395	$197,852	$(48,457)	(24.5)%
Change in gross unearned premiums	(8,261)	(35,751)	27,490	(76.9)%
Gross premiums earned	141,134	162,101	(20,967)	(12.9)%
Ceded premiums written	(56,548)	(54,074)	(2,474)	4.6%
Change in ceded unearned premiums	(18,975)	(39,755)	20,780	(52.3)%
Ceded premiums earned	(75,523)	(93,829)	18,306	(19.5)%
Net premiums earned	$65,611	$68,272	$(2,661)	(3.9)%

Losses and LAE decreased by $1.2 million, or 10.5%, to $10.2 million for the first quarter ended March 31, 2026, from $11.4 million for the first quarter ended March 31, 2025. Loss and LAE expense as a percentage of net earned premiums decreased 1.1 points to 15.6% for the first quarter ended March 31, 2026, compared to 16.7% for the first quarter ended March 31, 2025. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the first quarter ended March 31, 2026, would have been 8.4%, or no change from 8.4% for the first quarter ended March 31, 2025.

Policy acquisition costs decreased by $1.1 million, or 4.7%, to $22.4 million for the first quarter ended March 31, 2026, from $23.5 million for the first quarter ended March 31, 2025, primarily due to decreased external management fees as a product of the decrease in gross premiums shown above. This was partially offset by a decrease in ceding commission income as a result of the Company's quota share reinsurance coverage decreasing from 20% to 15%, effective June 1, 2025.

General and administrative expenses increased by $1.2 million, or 12.6%, to $10.7 million for the first quarter ended March 31, 2026, from $9.5 million for the first quarter ended March 31, 2025, driven by increased salary-related expenses, primarily due to a non-recurring employee retention tax credit refund submitted to the Internal Revenue Service in 2022 that was received during the first quarter of 2025, which did not recur in 2026. This change was partially offset by a decrease in amortization, as assets related to the Company's intellectual property transaction with Slide Insurance Company were fully amortized when the transaction came to its conclusion in January 2026. This decrease in amortization corresponds with the decrease seen in other income.

Exhibit 99.1

Reinsurance Costs as a Percentage of Gross Earned Premium

Reinsurance costs as a percentage of gross earned premium in the first quarter of 2026 and 2025 were as follows:

	2026	2025
Non-at-Risk	(0.4)%	(0.3)%
Quota Share	(12.6)%	(16.2)%
All Other	(40.6)%	(41.4)%
Total Ceding Ratio	(53.6)%	(57.9)%

Ceded premiums earned related to the Company's quota share reinsurance coverage decreased as the result of a decrease in the cession rate from 20% to 15% effective June 1, 2025. The Company's excess-of-loss coverage remained relatively flat, with cost savings on these contracts driving a decrease in the Company's ceding ratio as the Company's replacement excess-of-loss coverage was more cost-effective than the quota share coverage it replaced.

Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings decreased from $647.7 million at December 31, 2025, to $599.4 million at March 31, 2026. The Company paid a dividend totaling approximately $36.6 million during the first quarter, which drove this decrease, along with changes in operating assets and liabilities. The Company's cash and investment holdings consist primarily of investments in U.S. government and agency securities, corporate debt, mutual funds and investment grade money market instruments. Fixed maturities represented approximately 70.5% of total investments at March 31, 2026, compared to 71.3% of total investments at December 31, 2025. The Company's fixed maturity investments had a modified duration of 2.3 years at March 31, 2026, compared to 2.5 years at December 31, 2025.

Book Value Analysis

Book value per common share increased 5.4% from $6.51 at December 31, 2025, to $6.86 at March 31, 2026. Underlying book value per common share increased 5.7% from $6.66 at December 31, 2025, to $7.04 at March 31, 2026. An increase in the

Exhibit 99.1

Company's retained earnings as a result of net income for the quarter ended March 31, 2026 drove the increase in the Company's book value per share. As shown in the table below, removing the effect of Accumulated Other Comprehensive Income ("AOCI"), caused by capital market conditions, increases the Company's book value per common share at March 31, 2026.

($ in thousands, except for share and per share data)
	March 31, 2026	December 31, 2025
Book Value per Share
Numerator:
Common stockholders' equity	$331,698	$317,565
Denominator:
Total Shares Outstanding	48,342,811	48,764,802
Book Value Per Common Share	$6.86	$6.51

Book Value per Share, Excluding the Impact of AOCI
Numerator:
Common stockholders' equity	$331,698	$317,565
Less: Accumulated other comprehensive loss	(8,492)	(7,242)
Stockholders' Equity, excluding AOCI	$340,190	$324,807
Denominator:
Total Shares Outstanding	48,342,811	48,764,802
Underlying Book Value Per Common Share(1)	$7.04	$6.66

(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Conference Call Details

Date and Time: May 5, 2026 - 5:00 P.M. ET

Participant Dial-In: (United States): 877-445-9755

(International): 201-493-6744

Webcast: To listen to the live webcast, please go to https://investors.amcoastal.com and click on the conference call link at the bottom of the page or go to: https://event.webcasts.com/starthere.jsp?ei=1757732&tp_key=768fef8242

An archive of the webcast will be available for a limited period of time thereafter.

Presentation: The information in this press release should be read in conjunction with an earnings presentation that is available on the Company's website at investors.amcoastal.com/events-and-presentations.

About American Coastal Insurance Corporation

American Coastal Insurance Corporation (amcoastal.com) is the holding company of the insurance carrier, American Coastal Insurance Company, which was founded in 2007 for the purpose of insuring Condominium and Homeowner Association properties, Apartments and Assisted Living Facilities in the state of Florida. American Coastal Insurance Company has an exclusive partnership for distribution of Condominium Association properties in the state of Florida with AmRisc Group (amriscgroup.com), one of the largest Managing General Agents in the country specializing in hurricane-exposed properties. American Coastal Insurance Company has earned a Financial Stability Rating of “A”, "Exceptional" from Demotech, and maintains an “A-” insurance financial strength rating with a Positive outlook by Kroll. ACIC maintains a ‘BBB-’ issuer rating with a Positive outlook by Kroll.

Exhibit 99.1

Contact Information:
Alexander Baty
Vice President, Finance & Investor Relations, American Coastal Insurance Corp.
investorrelations@amcoastal.com
(727) 425-8076

Jeremy Hellman
Investor Relations, Vice President, The Equity Group
jhellman@equityny.com
(212) 836-9626

Definitions of Non-GAAP Measures

The Company believes that investors' understanding of ACIC's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net income (loss) excluding the effects of amortization of intangible assets, income (loss) from discontinued operations, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income (loss)) is a non-GAAP measure that is computed by adding amortization, net of tax, to net income (loss) and subtracting income (loss) from discontinued operations, net of tax, realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net income (loss). Amortization expense is related to the amortization of intangible assets acquired, including goodwill, through mergers and, therefore, the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net income (loss). The core income (loss) measure should not be considered a substitute for net income (loss) and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income (loss) for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core income (loss) is an after-tax non-GAAP measure that is calculated by excluding from net income (loss) the effect of income (loss) from discontinued operations, net of tax, non-cash amortization of intangible assets, including goodwill, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income (loss), core income (loss) per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income (loss), core income (loss) per share and core return on equity to evaluate performance against historical results and establish financial

Exhibit 99.1

targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, that is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors, and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their frequency of occurrence and severity and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure that is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Book value per common share, excluding the impact of accumulated other comprehensive loss (underlying book value per common share), is a non-GAAP measure that is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income (loss), by total common shares outstanding plus dilutive potential common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive income (loss), in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The Company believes this non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors that are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income (loss), should not be considered a substitute for book value per common share and does not reflect the recorded net worth of the Company's business.

Discontinued Operations

On May 9, 2024, the Company entered into the Sale Agreement with Forza Insurance Holdings, LLC ("Forza") in which ACIC agreed to sell and Forza agreed to acquire 100% of the issued and outstanding stock of the Company's subsidiary, Interboro Insurance Company ("IIC"). Forza's application to acquire IIC was approved by the New York Department of Financial Services on February 13, 2025 and the sale closed on April 1, 2025. The Company received cash proceeds totaling $25,679,000 from the sale resulting in a loss on disposal of $247,000, net of tax impact. The Company also recognized a $1,348,000 loss, net of tax impact, on IIC's fixed maturity portfolio, which was included in Accumulated other comprehensive loss on the Company's Consolidated Balance Sheet prior to the sale.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements”. The Company believes these statements are based on reasonable estimates, assumptions and

Exhibit 99.1

plans. However, if the estimates, assumptions, or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those expressed in, or implied by, the forward-looking statements. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. Factors that could cause actual results to differ materially may be found in the Company's filings with the U.S. Securities and Exchange Commission, in the “Risk Factors” section in the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

Exhibit 99.1

Consolidated Statements of Comprehensive Income (Unaudited)

In thousands, except share and per share amounts

	Three Months Ended
	March 31,
	2026	2025
REVENUE:
Gross premiums written	$149,395	$197,852
Change in gross unearned premiums	(8,261)	(35,751)
Gross premiums earned	141,134	162,101
Ceded premiums earned	(75,523)	(93,829)
Net premiums earned	65,611	68,272
Net investment income	5,079	4,511
Net realized investment gains	6	1,382
Net unrealized gains (losses) on equity securities	528	(1,963)
Total revenue	71,224	72,202
EXPENSES:
Losses and loss adjustment expenses	10,243	11,389
Policy acquisition costs	22,393	23,466
General and administrative expenses	10,703	9,506
Interest expense	2,344	2,717
Total expenses	45,683	47,078
Income before other income	25,541	25,124
Other income	212	1,070
Income before income taxes	25,753	26,194
Provision for income taxes	6,499	6,483
Income from continuing operations, net of tax	$19,254	$19,711
Income from discontinued operations, net of tax	—	1,637
Net income	$19,254	$21,348
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	(1,244)	4,212
Reclassification adjustment for net realized investment gains	(6)	(1,382)
Total comprehensive income	$18,004	$24,178

Weighted average shares outstanding
Basic	48,546,290	48,135,231
Diluted	49,808,832	49,564,721

Earnings available to ACIC common stockholders per share
Basic
Continuing operations	$0.40	$0.41
Discontinued operations	—	0.03
Total	$0.40	$0.44
Diluted
Continuing operations	$0.39	$0.40
Discontinued operations	—	0.03
Total	$0.39	$0.43

Dividends declared per share	$—	$—

Exhibit 99.1

Consolidated Balance Sheets (Unaudited)

In thousands, except share amounts

	March 31, 2026	December 31, 2025
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$254,123	$253,152
Equity securities	64,715	61,685
Other investments	41,658	40,053
Total investments	$360,496	$354,890
Cash and cash equivalents	117,013	198,762
Restricted cash	121,936	94,092
Total cash, cash equivalents and restricted cash	$238,949	$292,854
Accrued investment income	3,096	3,156
Property and equipment, net	691	723
Premiums receivable, net	76,719	70,447
Reinsurance recoverable on paid and unpaid losses, net	112,057	128,205
Ceded unearned premiums	90,722	109,697
Goodwill	59,476	59,476
Deferred policy acquisition costs, net	39,952	37,815
Intangible assets, net	2,861	3,471
Other assets	11,987	11,998
Total Assets	$997,006	$1,072,732
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$126,990	$165,701
Unearned premiums	257,878	249,616
Reinsurance payable on premiums	42,491	66,841
Accounts payable and accrued expenses	80,434	112,781
Operating lease liability	3,077	3,135
Notes payable, net	149,436	149,353
Other liabilities	5,002	7,740
Total Liabilities	$665,308	$755,167

Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 48,993,640 and 48,976,885 issued, respectively; 48,342,811 and 48,764,802 outstanding, respectively	5	5
Additional paid-in capital	440,871	439,742
Treasury shares, at cost: 650,829 shares and 212,083 shares, respectively	(5,431)	(431)
Accumulated other comprehensive loss	(8,492)	(7,242)
Retained earnings (deficit)	(95,255)	(114,509)
Total Stockholders' Equity	$331,698	$317,565
Total Liabilities and Stockholders' Equity	$997,006	$1,072,732